SEVENTH AMENDMENT

                      TO THE BYLAWS OF WINTER SPORTS, INC.




     Article XII is hereby amended to read as follows:


ARTICLE XII

A. To the fullest extent permitted by applicable law, the corporation shall indemnify any director, officer, or employee who is made a party to any legal, regulatory or other proceeding because he or she is or was a director, officer or employee of the corporation.

B. No director shall be liable to the corporation or its shareholders for any actions taken or any failure to take any action, as a director, except liability for:

     (1) the amount of a financial benefit received by a director to which the director is not entitled;

     (2) an intentional infliction of harm on the corporation or the shareholders;

     (3)  a violation of MCA 35-1-713; and

     (4)  an intentional violation of criminal law.

C. No officer shall be liable to the corporation or its shareholders if the officer acts:

     (1)  in good faith;

     (2) with the care an ordinarily prudent person in a similar position would exercise under similar circumstance; and

     (3)  in a manner the officer reasonably believes to be in the best